U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 18, 2007

NORTHERN ETHANOL, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	000-51564	34-2033194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

(Address of principal executive offices)

(416) 366-5511

(Issuer’s Telephone Number)

Item 1.01 Entry into a Material Definitive Agreement

On December 18, 2007, we entered into a Purchase and Sale Agreement (the “Agreement”) with Praxair, Inc., a Connecticut based Delaware corporation (“Praxair”), to acquire approximately 70 acres of land located in Niagara Falls, NY (the “Property”), where we intend to build an ethanol plant. The cost of this property is $5,000,010, payable as follows: (i) an earnest money payment of Ten Dollars ($10.00) made simultaneously with the execution of the Agreement; (ii) a further sum of One Hundred Thousand Dollars ($100,000.00) to be paid no later than ninety (90) days after the date of the Agreement, or within seventy-two (72) hours after our receipt of a fully executed Brownfield Site Cleanup Agreement by and between us and the Commission of the New York State Department of Environmental Conservation in accordance with Article 27, Title 14 of the New York Environmental Conservation Law, if such receipt occurs sooner; (iii) the sum of Three Million Dollars ($3,000,000.00) on Closing, which is to take place on or before June 30, 2008, unless we elect to extend the closing date in the event various conditions are not satisfied by Praxair by said date; and (iv) the balance of One Million Nine Hundred Thousand Dollars ($1,900,000.00) pursuant to a Secured Promissory Note, secured by the Property, accruing interest at the rate of 7% per annum and due on June 1, 2010. A copy of the Agreement is included in this report as Exhibit 10.17.

The Agreement is conditional, among other things, upon our obtaining the consent of our Board of Directors, which is expected to occur within the next week. The Agreement is also conditional upon our satisfaction with various conditions, including (i) our physical inspection of the land; (ii) environmental testing of the Property’s soil, groundwater and other related environmental testing, in order to allow us to obtain inspection data necessary to qualify for Governmental Incentive Programs described in greater detail below; (iii) our satisfaction that the Property is suitable for the development of an ethanol plant, including environmental issues, zoning issues, the availability and capacity of services to the Property and the cost of obtaining the same; (iv) the successful culmination of the environmental review process in accordance with the New York State Environmental Quality Review Act and the availability of a building permit for a structure satisfactory to meet our requirements and any and all other licenses, approvals, permits, consents and grants as may be necessary to allow us to build an ethanol plant and ancillary buildings on the Property; (v) there being legally and physically unobstructed pedestrian, vehicular and other transportation ingress to and egress from the Property; and (v) the Property being zoned and permission being granted by local government and by the State of New York to allow our proposed use of the Property as an ethanol production facility. In the event these conditions are not satisfied or we determine that any condition is not reasonably expected to be satisfied prior to Closing, we are obligated to so advise Praxair in writing and thereafter, either party to the Agreement has the right to cancel and terminate the Agreement. If we terminate the Agreement due to failure to have these conditions satisfied then we will receive a refund of our deposit together with any interest thereon.

As a result of our entering into the Agreement we intend to apply for acceptance into Governmental Incentives Programs to assist us in the development of our proposed ethanol plant on the Property. Praxair has agreed to supply us with and permit us to utilize required and relevant information related to obtaining such government programs, including, but not limited to, the January 2007 Phase I Environmental Site Assessment prepared for Praxair by Shaw Environmental, Inc., to facilitate our application(s) to all Federal, State or Local governmental economic incentive programs, tax credit programs, tax incentive programs, and grant programs including, but not limited to, the New York State Empire Zone Program and the New York State Brownfield Cleanup Program and to facilitate our ability to obtain such governmental approvals. Relevant thereto, on December 19, 2007 we received certification from the Niagara Falls Empire Zone Administrative Board of our December 18, 2007

Application for Joint Certification of an Empire Zone Business Enterprise. Praxair has also agreed to provide us with all reasonable authorizations, consents and other documents necessary in its possession or control in order to facilitate our application for the governmental incentives programs and governmental approvals and to make any submissions or applications, at our expense, for rezoning, site plan approvals, minor variances and other matters which may be required in order to allow us to use the Property as an ethanol plant, provided that any such submission and/or changes shall be subject to the sale of the Property to us unless separately agreed in writing by Praxair. Such permissions and consents expire upon termination of the Agreement.

The Agreement also provides for the parties to enter into negotiations to complete a Service Agreement whereby Praxair will provide water from its exiting pump house in an amount sufficient to allow us to operate our proposed ethanol plant and ancillary operations, provide easements, right-of-ways and other rights as we may require to utilize Praxair’s river discharge facilities that are adjacent to the Property, as well as to access the Property, utilize the necessary utility services that will be required to operate the proposed ethanol facility and ancillary operations, if permitted, assign to us the rights to utilize the existing CSX Transportation (“CSX”) rail lines, or otherwise assist us in obtaining a new agreement with CSX in order to allow us access to the existing rail lines. The acquisition of the Property is not conditional upon our reaching mutually acceptable terms with Praxair for such Service Agreement. The failure to reach such an agreement could have a materially negative impact on our ability to develop an ethanol plant on the Property. In the event terms of a mutually acceptable Service Agreement are not reached and a relevant agreement executed within ninety (90) days from the date the Agreement was executed, either party to the Agreement has the right to cancel and terminate the Agreement.

We have also agreed to enter into good faith negotiations with Praxair whereby we will attempt to reach mutually acceptable terms to sell to Praxair CO2 produced by us from the ethanol fermentation process. However, the failure to enter into such an agreement in the future will not give rise to any right to invalidate the Agreement.

This site is adjacent to a major rail line, has good highway access, access to the Great Lakes for shipping purposes and is fully zoned and serviced. As of the date of this Report we are proceeding with the finalization of the business terms incorporating the aforementioned provisions along with other provisions for site services, including steam energy.

Item 9.01. Exhibits.

Number	Exhibit

10.17	Agreement of Purchase and Sale with Praxair, Inc. dated December 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 4, 2008	NORTHERN ETHANOL, INC.
(Registrant)

By:__s/Gord Laschinger_______________
Gord Laschinger,
Chief Executive Officer

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